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                                                                    EXHIBIT 10.7

                       THE LILLY DIRECTORS' DEFERRAL PLAN
                (As amended and restated through January 1, 2004)

SECTION 1. ESTABLISHMENT OF THE PLAN AND SHARES AVAILABLE.

         1.1. Establishment of Plan. This Plan was established effective January 1, 1996, to permit Directors of the Company who are not salaried employees of the Company to voluntarily defer receipt of some or all of their meeting fees and retainer and to share in the long-term growth of the Company by acquiring, on a deferred basis, an ownership interest in the Company. This amended and restated Plan is effective January 1, 2004.

         1.2. Shares Available. Subject to adjustment as provided in Section 7.5, the aggregate number of shares of Eli Lilly and Company common stock that may be issued or transferred under this Plan after April 28, 2003, is 750,000. The shares may be authorized and unissued shares or treasury shares.

SECTION 2. DEFINITIONS.

The following terms shall have the definitions set forth in this Section 2:

         2.1. Annual Allocation Date. The last Business Day in November of each calendar year, or such other annual date, not earlier than the third Monday in February, established by the Committee as the date as of which Shares are allocated to each Share Account in accordance with Section 6.

         2.2. Beneficiary. The beneficiary or beneficiaries (including any contingent beneficiary or beneficiaries) designated pursuant to subsection 8.3 hereof.

         2.3 Business Day. A day on which the Company's corporate headquarters are open for regular business.

         2.4. Board of Directors. The Board of Directors of the Company.

         2.5. Committee. The Directors and Corporate Governance Committee of the Board of Directors, or any successor committee of the Board of Directors that is charged with matters relating to the compensation of non-employee directors.

         2.6. Company. Eli Lilly and Company.

         2.7. Company Credit. For any calendar year or part thereof, an amount computed, and credited annually to a Participant's Deferred Compensation Account at an annual rate that is equal to one hundred twenty percent (120%) of the applicable federal long-term rate, with compounding (as prescribed under Section 1274(d) of the Internal Revenue Code) that was in effect for the month of December immediately preceding the calendar year.

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         2.8. Deferred Amount. The amount of a Monthly Deferral Participant's
Monthly Compensation that the Participant elects to defer in accordance with
Section 4 hereof.

         2.9. Deferred Stock Participant. A Director who is not, and for the preceding 12 months has not been, a salaried employee of the Company and who becomes a Participant in the Plan in accordance with Section 3 hereof.

         2.10. Director. A member of the Board of Directors.

         2.11. Dividend Payment Date. The date as of which the Company pays a cash dividend on Shares.

         2.12. Dividend Record Date. With respect to any Dividend Payment Date, the date established by the Board of Directors as the record date for determining shareholders entitled to the dividend.

         2.13. Individual Accounts or Accounts. The separate accounts (the Deferred Compensation Account and the Share Account) described in Section 7 hereof. When used in the singular, the term shall refer to one of these two accounts, as the context requires.

         2.14. Monthly Compensation. For any month, the monthly retainer and the aggregate of all meeting fees, committee fees and committee chairperson fees to which a Director is entitled for services rendered to the Company as a Director during the month, as established from time to time by resolution of the Board of Directors. For avoidance of doubt, Monthly Compensation does not include stock options granted to Directors or the Shares allocated pursuant to Section 6 of this Plan.

         2.15. Monthly Deferral Participant. A Director who is not a salaried employee of the Company and who has elected to defer all or part of his or her Compensation pursuant to the Plan in accordance with Section 4 hereof.

         2.16. Participant. A Director who is a Deferred Stock Participant, a Monthly Deferral Participant, or both.

         2.17. Plan. The Lilly Directors' Deferral Plan, as set forth herein and as it may be amended from time to time.

         2.18. Share. A share of common stock of the Company.

         2.19. Valuation Date. For any month, the third Monday of the month, or if Shares are not traded on the New York Stock Exchange on such third Monday, the next day on which Shares are traded on the New York Stock Exchange.

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SECTION 3. DEFERRED STOCK PARTICIPANTS.

Each Director who participated in The Lilly Non-Employee Directors' Deferred Stock Plan immediately before the effective date of this Plan shall continue as a Deferred Stock Participant on such effective date, and all elections in effect under The Lilly Non-Employee Directors' Deferred Stock Plan shall remain in effect under this Plan, unless and until amended in accordance with this Plan. Thereafter, each person who becomes a Director, and who is not, and for the preceding 12 months has not been, a salaried employee of the Company, shall become a Deferred Stock Participant.

SECTION 4. MONTHLY DEFERRAL PARTICIPANTS.

Each Director who participated in The Lilly Directors' Deferred Compensation Plan immediately before the effective date of the Plan shall continue as a Monthly Deferral Participant on such effective date, and all elections in effect under The Lilly Directors' Deferred Compensation Plan shall remain in effect under this Plan, unless and until amended in accordance with this Plan. Prior to the beginning of each calendar year, any Director who is not a salaried employee of the Company may defer the receipt of Monthly Compensation to be earned by the Director during such year by filing with the Company a written election that:

                  (i) defers payment of a designated amount (of one Thousand Dollars ($1,000) or more) or percentage of his or her Monthly Compensation for services attributable to the following calendar year or portion thereof (the "Deferred Amount");

                  (ii) specifies the payment option selected by the Participant pursuant to subsection 8.2 hereof for such Deferred Amount; and

                  (iii) specifies the option selected by the Participant pursuant to Section 5 hereof for such Deferred Amount.

The amount deferred may not exceed the Director's aggregate Monthly Compensation for the calendar year. Notwithstanding the foregoing, any individual who is newly elected or appointed to serve as a Director may, not later than thirty
(30) days after his election or appointment becomes effective, elect in accordance with the preceding provisions of this Section 4, to defer the receipt of Monthly Compensation earned during the portion of the current calendar year that follows the filing of the election with the Company. Except as provided in subsections 8.2 and 8.4 hereof, any elections made pursuant to this Section 4 with respect to a calendar year shall be irrevocable when made. If a Participant fails to make an election under section 5 with respect to his or her Deferred Amount for a future calendar year, the Participant's previous election shall remain in effect, provided that the Participant may amend his or her election with regard to a future calendar year at any time.

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SECTION 5. FORM OF DEFERRED COMPENSATION CREDITS.

         5.1. Deferred Compensation Account. Except with respect to Deferred Amounts which a Monthly Deferral Participant elects to have credited in Shares in accordance with subsection 5.2 hereof, the Deferred Amount shall be denominated in U.S. dollars and credited to the Participant's Deferred Compensation Account pursuant to subsection 7.1 hereof.

         5.2. Shares. Prior to the beginning of each calendar year, a Monthly Deferral Participant may elect to have all or a percentage of the Deferred Amount for the following calendar year credited in Shares and allocated to the Participant's Share Account pursuant to subsection 7.2 hereof.

SECTION 6. ANNUAL ALLOCATIONS TO SHARE ACCOUNTS.

         6.1. Annual Allocation of Shares. As of the Annual Allocation Date of each calendar year, there shall be allocated to the Share Account (as described in Section 7.2 below) of each Deferred Stock Participant who is a Director on that date, as part of his or her compensation for service on the Board of Directors, seven hundred (700) Shares or such other number of Shares, not to exceed 3,000 shares, as may be specified from time to time by resolution of the Board of Directors.

SECTION 7. INDIVIDUAL ACCOUNTS.

The Company shall maintain Individual Accounts for Participants as follows:

         7.1. Deferred Compensation Account. The Company shall maintain a Deferred Compensation Account in the name of each Monthly Deferral Participant who elects to defer the receipt of Monthly Compensation pursuant to Section 4 hereof for a calendar year and does not elect to have the Deferred Amount for such calendar year credited in Shares pursuant to subsection 5.2 hereof. The Deferred Compensation Account shall be denominated in U.S. dollars, rounded to the nearest whole cent. For each month, Deferred Amounts allocated to a Deferred Compensation Account pursuant to subsection 5.1 hereof shall be credited to the Deferred Compensation Account as of the last Business Day of the month.

         7.2. Share Account. The Company shall maintain a Share Account for each Deferred Stock Participant and for each Monthly Deferral Participant who elects to have a Deferred Amount credited in Shares pursuant to subsection 5.2 hereof. The Share Account shall be denominated in Shares and maintained in fractions rounded to three (3) decimal places. Shares allocated to each Share Account shall be hypothetical and not issued or transferred by the Company until payment is made pursuant to Section 8 hereof.

         For each month, Deferred Amounts allocated to a Share Account pursuant to subsection 5.2 hereof shall be credited to the Share Account as of the last Business Day of the month. Shares and, if necessary, fractional Shares, shall be credited based upon the average of the high and low price of Shares on the New York Stock Exchange on the Valuation Date for that month.

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         7.3. Accrual of Company Credit. The Treasurer of the Company shall determine the annual rate of Company Credit on or before December 31 of each calendar year. This rate shall be effective for the following calendar year. The Company Credit shall accrue monthly, at one-twelfth of the applicable annual rate, on all amounts credited to a Participant's Deferred Compensation Account, including the Company Credits for prior years. The Company Credit shall not accrue on any amount distributed to a Participant (or to the Participant's Beneficiary) during the month for which the accrual is determined, except where an amount is distributed to a Beneficiary in the month of the Participant's death. The Company Credit for each year shall be credited to each Deferred Compensation Account as of December 31 of that year and shall be compounded monthly.

         7.4. Cash Dividends. Cash dividends paid on Shares shall be deemed to have been paid on the Shares allocated to each Participant's Share Account as if the allocated Shares were actual Shares issued and outstanding on the Dividend Record Date. An amount equal to the amount of such dividends shall be credited in Shares to each Share Account as of the last Business Day of each month in which a Dividend Payment Date occurs, based upon the average of the high and low prices for Shares on the New York Stock Exchange on the Valuation Date for that month.

         7.5. Capital Adjustments. The number of Shares referred to in Sections
1.2 and 6 hereof and the number of Shares allocated to each Share Account shall be adjusted by the Committee, as it deems appropriate in its discretion, in the event of any subdivision or combination of Shares or any stock dividend, stock split, reorganization, recapitalization, or consolidation or merger with Eli Lilly and Company as the surviving corporation, or if additional shares or new or different shares or other securities of the Company or any other issuer are distributed with respect to Shares through a spin-off or other extraordinary distribution.

         7.6. Account Statements. Within a reasonable time following the end of each calendar year, the Company shall render an annual statement to each Participant. The annual statement shall report the number of Shares credited to the Participant's Share Account as of December 31 of that year and the dollar amount, if any, credited to the Participant's Deferred Compensation Account as of December 31 of that year.

SECTION 8. PAYMENT PROVISIONS.

         8.1. Method of Payment. All payments to a Participant (or to a Participant's Beneficiary) with respect to the Participant's Deferred Compensation Account shall be paid in cash. Except as provided in Section 8.5, all payments to a Participant (or to a Participant's Beneficiary) with respect to the Participant's Share Account shall be paid in Shares, at which time the Shares shall be issued or transferred on the books of the Company. All Shares to be issued or transferred hereunder may be newly issued or treasury shares. Fractional Shares shall not be issued or transferred to a Participant, provided that in the case of a final payment under the Plan with respect to a Participant, any fraction remaining in the Participant's Share Account shall be rounded up to the next whole Share and that number of whole Shares shall be issued or transferred. If Shares are not traded on the New York Stock Exchange on any day on which a

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payment of Shares is to be made under the Plan, then that payment shall be made on the next day on which Shares are traded on the New York Stock Exchange.

         8.2. Payment Options. Prior to each calendar year, or within 30 days after becoming a Participant, the Participant shall select a payment election with respect to the payment of one or both of the Participant's Individual Accounts from the following payment elections:

                  (i) a lump sum in January of the calendar year immediately following the calendar year in which the Participant ceases to be a Director;

                  (ii) a lump sum in January of the second calendar year following the calendar year in which the Participant ceases to be a Director;

                  (iii) annual (or, in the case of the Deferred Compensation Account only, monthly) installments over a period of two to ten years commencing in January of the calendar year following the calendar year during which the Participant ceases to be a Director; or

                  (iv) annual (or in the case of the Deferred Compensation Account only, monthly) installments over a period of two to ten years commencing in January of the second calendar year following the calendar year in which the Participant ceases to be a director.

If a payment option described in paragraphs (i) or (ii), above, has been elected, the amount of the lump sum with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the December 31 immediately preceding the date of the payment, and the amount of the lump sum with respect to the Participant's Share Account shall be equal to the number of Shares credited to the Share Account as of the December 31 immediately preceding the date of payment. If a payment option described in paragraphs (iii) or (iv), above, has been elected, the amount of each installment with respect to the Participant's Deferred Compensation Account shall be equal to the amount credited to the Participant's Deferred Compensation Account as of the last day of the month immediately preceding the date of a monthly installment payment, or the December 31 immediately preceding the date of an annual installment payment, divided by the number of installment payments that have not yet been made. The amount of each installment with respect to the Participant's Share Account shall be equal to the number of Shares credited to the Participant's Share Account as of the December 31 immediately preceding the date of an annual installment payment, divided by the number of installment payments that have not yet been made.

         A Participant may elect that his or her final payment election may control over all prior payment elections. If the Participant fails to elect a payment option, the amount credited to the Participant's Individual Account shall be distributed in a lump sum in accordance with the payment option described in paragraph (i) above. At the time of any scheduled payment, if the amount credited to a Participant's Deferred Compensation Account or the value of Shares credited to a Participant's Share Account is less than $25,000, the Committee, in its sole discretion, may pay out the Account in a lump sum.

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         8.3. Payment Upon Death. Within a reasonable period of time following the death of a Participant, the amount credited to the Participant's Deferred Compensation Account and the Shares credited to the Participant's Share Account shall be paid by the Company in a lump sum to the Participant's Beneficiary. For purposes of this subsection 8.3, the amount credited to the Participant's Deferred Compensation Account and the number of Shares credited to the Participant's Share Account shall be determined as of the later of the date of death or the last Business Day of the month prior to the month in which the payment occurs.

         A Participant may designate the Beneficiary, in writing, in a form acceptable to the Committee before the Participant's death. A Participant may revoke a prior designation of Beneficiary and may also designate a new Beneficiary without the consent of the previously designated Beneficiary, provided that such revocation and new designation (if any) are in writing, in a form acceptable to the Committee, and filed with the Committee before the Participant's death. If the Participant does not designate a Beneficiary, or if no designated Beneficiary survives the Participant, any amount not distributed to the Participant during the Participant's life shall be paid to the Participant's estate in a lump sum in accordance with this subsection 8.3.

         8.4. Payment on Unforeseeable Emergency. The Committee may, in its sole discretion, direct payment to a Participant of all or of any portion of the Participant's Individual Account balance, notwithstanding an election under subsection 8.2 above, at any time that it determines that such Participant has an unforeseeable emergency, and then only to the extent reasonably necessary to meet the emergency. For purposes of this section, "unforeseeable emergency" means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an unforeseeable emergency will depend upon the facts of each case, but, in any case, payment may not be made to the extent that such hardship is, or may be, relieved --

                  (i) through reimbursement or compensation by insurance or otherwise;

                  (ii) by liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

                  (iii) by cessation of deferrals under the Plan.

         Examples of what are not considered to be unforeseeable emergencies include the need to send a Participant's child to college or the desire to purchase a home.

         8.5. Payment of Cash in Lieu of Shares. If at any time the Committee shall determine that payment of Shares to a Participant (or a Participant's Beneficiary) or the ownership or subsequent disposition of such Shares by such Participant or Beneficiary may violate or conflict with any applicable law or regulation, the Committee may, in its discretion, pay all or a portion of the Participant's Share Account in cash. In this case, the amount of cash shall be determined with reference to the average of the high and low trading price for Shares on the December 31

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next preceding the date of payment, or if Shares are not traded on that day, the next preceding trading day.

SECTION 9. OWNERSHIP OF SHARES.

A Participant shall have no rights as a shareholder of the Company with respect to any Shares until the Shares are issued or transferred to the Participant on the books of the Company.

SECTION 10. PROHIBITION AGAINST TRANSFER.

The right of a Participant to receive payments of Shares and cash under the Plan may not be transferred except by will or applicable laws of descent and distribution. A Participant may not assign, sell, pledge, or otherwise transfer Shares or cash to which he is entitled hereunder prior to transfer or payment thereof to the Participant, and any such attempted assignment, sale, pledge or transfer shall be void.

SECTION 11. GENERAL PROVISIONS.

         11.1. Director's Rights Unsecured. The Plan is unfunded. The right of any Participant to receive payments of cash or Shares under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

         11.2. Administration. Except as otherwise provided in the Plan, the Plan shall be administered by the Committee, which shall have the final authority to adopt rules and regulations for carrying out the Plan, and to interpret, construe, and implement the provisions of the Plan.

         11.3. Legal Opinions. The Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations and duties under the Plan, or with respect to any action, proceeding, or any questions of law, and shall not be liable with respect to any action taken, or omitted, by it in good faith pursuant to the advice of such counsel.

         11.4. Liability. Any decision made or action taken by the Board of Directors, the Committee, or any employee of the Company or any of its subsidiaries, arising out of or in connection with the construction, administration, interpretation, or effect of the Plan, shall be absolutely discretionary, and shall be conclusive and binding on all parties. Neither the Committee nor a member of the Board of Directors and no employee of the Company or any of its subsidiaries shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving bad faith, for anything done or omitted to be done.

         11.5. Withholding. The Company shall have the right to deduct from all payments hereunder any taxes required by law to be withheld from such payments. The recipients of such

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payments shall bear all taxes on amounts paid under the Plan to the extent that no taxes are withheld thereon, irrespective of whether withholding is required.

         11.6. Legal Holidays. If any day on which action under the Plan must be taken falls on a Saturday, Sunday, or legal holiday, such action may be taken on the next succeeding day that is not a Saturday, Sunday, or legal holiday; provided, that this subsection 11.8 shall not permit any action that must be taken in one calendar year to be taken in any subsequent calendar year.

         11.7. Participant Who Becomes Employee. If a Participant becomes an employee of the Company but remains a Director, he or she will no longer be entitled to new deferrals under the Plan as a Deferred Stock Participant or Monthly Deferral Participant. However, the individual's Account balances will continue to be administered under the Plan (including eligibility for the Company Credit and Cash Dividends under Sections 7.3 and 7.4) until they are paid out in accordance with Section 8.

SECTION 12. TERM, AMENDMENT, SUSPENSION, AND TERMINATION.

The Plan shall remain in effect until terminated by the Board of Directors. The Board of Directors shall have the right at any time, and from time to time, to amend, suspend, or terminate the Plan, subject to the following:

                  (i) no amendment or termination shall reduce the number of Shares or the cash balance in an Individual Account;

                  (ii) the number of Shares allocated annually pursuant to
Section 6 hereof may not be changed more frequently than every calendar year;
and

                  (iii) to the extent required by New York Stock Exchange listing rules or applicable law, material amendments shall be submitted to the Company's shareholders for approval.

SECTION 13. APPLICABLE LAW.

The Plan shall be governed by, and construed in accordance with, the laws of the State of Indiana, except to the extent that such laws are preempted by Federal law.

SECTION 14. EFFECTIVE DATE.

The effective date of this Plan is January 1, 1996. Nothing herein shall invalidate or adversely affect any previous election, designation, deferral, or accrual in accordance with the terms of The Lilly Directors' Deferred Compensation Plan or The Lilly Non-Employee Directors' Deferred Stock Plan that were in effect prior to the effective date of this Plan.

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